UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

Lpath, Inc.

(Exact name of registrant specified in charter)

Nevada	000-50344	16-1630142
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6335 Ferris Square, Suite A, San Diego, CA  92121

(Address of principal executive offices)  (Zip Code)

(858) 678-0800

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

As previously reported in a Current Report on Form 8-K filed with the Securities Exchange Commission on August 18, 2008, Lpath, Inc. (the “Company”) entered into a Securities Purchase Agreement dated August 12, 2008 with various accredited investors (the “Purchase Agreement”).  On August 12, 2008, the Company issued approximately 6.8 million restricted shares of its Class A common stock and 1.7 million warrants to purchase its Class A common stock pursuant to the Purchase Agreement, as previously disclosed.  The Purchase Agreement provided that the Company could take in additional investment funds for this private offering for a period of five business days following August 12, 2008.

On August 18, 2008, in accordance with the Purchase Agreement, the Company sold an additional 315,789 restricted shares of its Class A common stock and 78,948 warrants to purchase shares of the Company’s Class A common stock.

All shares of Class A common stock under the Purchase Agreement were sold at $0.95 per share, and all warrants issued are exercisable at $1.25 per share.  There were no securities sold by the Company pursuant to this offering other than for cash.

The Company issued the shares and the warrants pursuant to this offering subject to an exemption from registration of such shares and warrants under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) as a transaction by an issuer not involving a public offering. All of the investors in this private offering were accredited investors as defined in Rule 501 of Regulation D as promulgated under the Act.

Investors in this offering were granted certain registration rights with respect to the shares of the Company’s Class A common stock purchased by such investors as well as with respect to shares of the Company’s Class A common stock which such investors may receive as a result of exercise of the warrants described above.

The Company has received gross proceeds of $6.7 million in connection with this private placement.  A press release issued by the Company with respect to this offering is attached to this Current Report as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1         Press Release dated August 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lpath, Inc.

By:	/s/ Scott Pancoast
Name: Scott Pancoast
Title: President and Chief Executive Officer
Dated: August 20, 2008